EXHIBIT 10.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Douglas A. Pertz	Richmond, VA 23226-8100 U.S.A.
President & CEO

July 14, 2016

Mr. Ronald Domanico,

Dear Ron:

It is a pleasure to formally offer you the role of Executive Vice President & Chief Financial Officer with The Brink’s Company. The following outlines the terms of our offer:

Position:	EVP & CFO
Location:    Corporate Headquarters
Start Date:    July 14, 2016
Reporting to:    President & CEO
Annual Salary:    $575,000

Annual Bonus Target:
Subject to the terms of the Key Employee Incentive Plan (KEIP) - 80% of Base Salary; Award range 0% - 160% of Base Salary. Your 2016 bonus opportunity will be prorated to be 6/12 of the annualized target value.

Long Term Incentive Target Value:
$1,100,000 2017 Long Term Incentive (LTI) Target Value, subject to approval in February 2017 by the Compensation and Benefits Committee of the Board of Directors pursuant to the 2013 Equity Incentive Plan. Note you will receive a pro-rated LTI grant for 2016 with an aggregate value equal to $550,000, delivered 25% in Restricted Stock Units; 37.5% in Internal Metric Performance Share Units and 37.5% in Relative TSR Performance Share Units, subject to approval by the Compensation and Benefits Committee of the Board of Directors.

Sign-on Equity Grant:
Aggregate $1,000,000 value granted 50% in Restricted Stock Units which will vest 3 years from the date of grant, subject to the Company realizing positive non-GAAP income from continuing operations for the period commencing on July 1, 2016 and ending on June 30, 2017, continued service through the vesting date (or an earlier qualifying termination of employment), and 50% in performance-based stock options (6 year term with 1/3 vesting if the average closing price over 20 consecutive trading days within 3 years of the date of grant is 125% of the closing price on the date of grant; an additional 1/3 of the options will vest if the average closing price is 150% of the closing price on the date of grant and the final 1/3 will vest if the average closing price reaches 160% of the closing price on the date grant) provided however, that: (1) the Sign-on grant will not be granted unless, not later than the start date, you have purchased the “Buy-in Equity” described below; and (2) no Sign-on equity will vest unless you continue to hold all of the Buy-in Equity through the applicable vesting date for each of the RSUs and Stock Options, provided that such holding requirement shall cease upon the earlier of a Change in Control or your termination of employment. This grant will be subject to approval by the Compensation and Benefits Committee of the Board of Directors, pursuant to the 2013 Equity Incentive Plan.

Buy-in Equity:	You agree that you will purchase from the Company $500,000 of BCO stock on or before your start date at the closing price on the New York Stock Exchange on the date of sale.

Vacation:	4 weeks (20 days), accrued in accordance with The Brink’s Company Vacation – Salaried Employees Policy.

Benefits:
You will be eligible for Brink’s health, life, and disability insurance and the 401(k) savings plan for salaried employees, in accordance with the plan provisions described in the benefit materials enclosed. Your group insurance will become effective immediately upon your first day of employment with Brink’s provided you complete the required enrollment forms.

Relocation:
Up to 6 months of temporary living with maximum of $5,000 per month and reimbursement for movement of household goods as outlined in the corporate relocation policy, without payment of broker fees or other similar fees and costs for the sale of any real property.

Deferred Compensation:
You will be eligible to participate in the Brink’s Company Key Employees’ Deferred Compensation Program, which entitles you to 100% company match on the first 10% that you defer in terms of salary and/or your KEIP award, subject to approval by the Compensation and Benefits Committee of the Board of Directors.

Severance and Change in Control:
You will be eligible to participate in the Severance Plan of The Brink’s Company and have a Change in Control agreement both on terms consistent with other executives that report directly to the Chief Executive Officer.

This position being offered is employment is at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason.

As a pre-condition to perform the duties of the above-referenced position, which will involve exposure to confidential and/or proprietary information belonging to the Company and its clients and/or customers, you will be required to execute a Confidentiality and Non-Competition Agreement. If you have any questions about this agreement, please contact me.

Employment is contingent upon successful completion of the pre-employment process to include, but not limited to: a background investigation and a “results negative” outcome on the drug screen, which will be the final steps in this process.

I am confident that you will excel in leading Brink’s and am excited about the opportunities that lay ahead. If you have any questions, please call me.

Sincerely,

/s/Douglas A. Pertz

Douglas A. Pertz
President & CEO
The Brink’s Company

Accepted: this 14th of July, 2016            /s/Ronald Domanico
Ronald Domanico